Exhibit 6

U.S. Bank Trust Company, National Association

Statement of Financial Condition

as of 12/31/2022

($000’s)

12/31/2022
Assets
Cash and Balances Due From Depository Institutions	$741,758
Securities	4,322
Federal Funds	0
Loans & Lease Financing Receivables	0
Fixed Assets	2,186
Intangible Assets	581,108
Other Assets	163,734

Total Assets	$1,493,108
Liabilities
Deposits	$0
Fed Funds	0
Treasury Demand Notes	0
Trading Liabilities	0
Other Borrowed Money	0
Acceptances	0
Subordinated Notes and Debentures	0
Other Liabilities	107,167

Total Liabilities	$107,167
Equity
Common and Preferred Stock	200
Surplus	1,171,635
Undivided Profits	214,106
Minority Interest in Subsidiaries	0

Total Equity Capital	$1,385,941
Total Liabilities and Equity Capital	$1,493,108